Exhibit (d)(16)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of November 4, 2022 (“Amendment No. 1) to the Investment Sub-Advisory Agreement dated August 7, 2021, between Equitable Investment Management Group, LLC, a Delaware limited liability company (“EIM” or “Adviser”) and Franklin Advisers Inc., a corporation organized in the State of California (“Franklin Advisers” or “Sub-Adviser”), (the “Agreement”).

EIM and Franklin Advisers agree to modify the Agreement as follows:

1.	Removed Portfolio. Effective November 4, 2022, all references to the EQ/Franklin Growth Allocation Portfolio are hereby removed from the Agreement.

2.	Appendix A. Appendix A to the Agreement is hereby replaced in its entirety by Appendix A attached hereto.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 effective as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT		FRANKLIN ADVISERS, INC.
GROUP, LLC

By:	/s/ Kenneth Kozlowski	By:	/s/ Edward Perks
	Kenneth Kozlowski		Name: Edward Perks
	Director, Executive Vice President and Chief Investment Officer		Title: President, CIO

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Sub-Advisory Fee Rate*
EQ/Franklin Moderate Allocation Portfolio	0.25% of the Portfolio’s average daily net assets up to and including $500 million; 0.23% of the Portfolio’s average daily net assets in excess of $500 million up to and including $1.5 billion; 0.20% of the Portfolio’s average daily net assets in excess of $1.5 billion up to and including $3 billion; and 0.17% of the Portfolio’s average daily net assets in excess of $3 billion.

*

The daily sub-advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.